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                                                                    EXHIBIT 99.1

NEWS
BULLETIN                            BRADLEY REAL ESTATE, INC.
                                    40 SKOKIE BLVD., SUITE 600
FROM:                               NORTHBROOK, IL 60062-1626
                                    NYSE: BTR

FRB
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The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

     AT THE COMPANY:                AT THE FINANCIAL RELATIONS BOARD:
     THOMAS P. D'ARCY               DENNIS WAITE
     CHAIRMAN AND CEO               SENIOR COUNSELOR
     (847) 272-9800                 (312) 640-6674

     FOR IMMEDIATE RELEASE
     THURSDAY, AUGUST 6, 1998


                 BRADLEY REAL ESTATE COMPLETES ACQUISITION OF
                     MID-AMERICA REALTY INVESTMENTS, INC.


NORTHBROOK, ILL., AUGUST 6, 1998--BRADLEY REAL ESTATE, INC. (NYSE:BTR) today announced that it has completed the acquisition of Mid-America Realty Investments, Inc. The merger was approved by share owners of Mid-America Realty Investments, Inc. on August 5, 1998. A vote by Bradley share owners was not required. As provided in the merger agreement, each share of Mid-America Realty Investments common stock was exchanged for 0.42 shares 8.4% Series A Convertible Preferred Stock of Bradley Real Estate, Inc. with a liquidation preference of $25.00 per share. The 8.4 percent Series A Convertible Preferred Stock will be traded on the NYSE commencing at the opening on August 7, 1998, under the symbol "BTRPrA" and is convertible into Bradley common stock at any time at a price of $24.49.

Thomas P. D'Arcy, chairman and chief executive officer of Bradley, commented, "We are pleased to have completed this transaction on schedule and believe it to be a very positive event for both share owner groups. As we have previously stated, this acquisition represents an excellent strategic fit and a further step in Bradley's continued consolidation of grocery-anchored shopping centers in the Midwest. This acquisition, comprising 25 shopping centers totaling 3.2 million square feet, when coupled with our recently completed sale of our
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One North State Street building, improves the quality and diversity of our earnings stream and further enhances our platform for continued growth."

The preceding information contains forward-looking statements of the company's plans, objectives and expectations, which are dependent upon a number of factors including a stable retailing climate in the Midwestern United States, the financial viability of the company's tenants and the continuing availability of retail center acquisitions and development opportunities in the Midwest on favorable terms. Reference is made to the discussions under the captions "Risk Factors" in the company's 1997 Form 10-K report which includes a discussion of certain other factors which could cause actual results to differ materially from those in forward-looking statements.

Bradley Real Estate, Inc. is the nation's oldest real estate investment trust
(REIT) and a leading owner and operator of neighborhood and community shopping centers located in the Midwest region of the United States. The company has paid 148 consecutive quarterly distributions to its share owners, one of the longest records of distributions among publicly traded REITs. With this acquisition, the company now owns 90 properties located in 15 states aggregating
14.4 million square feet of rentable space.



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                     DIAL 1-800-PRO-INFO AND ENTER "BTR."


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